As filed with the Securities and Exchange Commission on April 25, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-3537895 (I.R.S. Employer Identification No.)

158 Route 206 North
Gladstone, New Jersey 07934
(Address, including zip code of registrant’s principal executive offices)

PEAPACK-GLADSTONE FINANCIAL CORPORATION 2002 LONG-TERM STOCK INCENTIVE PLAN
PEAPACK-GLADSTONE FINANCIAL CORPORATION 2002 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

(Full title of the Plan)

Frank A. Kissel, Chairman and Chief Executive Officer
Peapack-Gladstone Financial Corporation
158 Route 206 North
Gladstone, New Jersey 07934

(908) 234-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

With a Copy to:

Ronald H. Janis, Esq.
Pitney, Hardin, Kipp & Szuch, LLP
P.O. Box 1945
Morristown, New Jersey 07962

(973) 966-8263

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of Registration fee

Common Stock, no par value	140,000 shares	$56.875	$7,962,500	$732.55

___________________________________________

     (1) This Registration Statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminable number of shares of Common Stock as may become subject to the Plans as a result of the anti-dilution provisions thereof.

     (2) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee based upon the average of the high and low sales price of the Common Stock on the American Stock Exchange on April 22, 2002.

PART I

INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1	Plan Information

Not filed with this Registration Statement.

ITEM 2	Registrant Information and Employee Plan Annual Information

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3	Documents Incorporated By Reference

The following documents filed by Peapack-Gladstone Financial Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

3.	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4	Description of Securities

Not applicable.

ITEM 5	Interests of Named Experts and Counsel

     Certain legal matters relating to the issuance of the shares of the Company’s Common Stock offered hereby have been passed upon by Pitney, Hardin, Kipp & Szuch, LLP counsel to the Company. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, LLP beneficially own 125 shares of the Company’s Common Stock as of April 22, 2002.

ITEM 6	Indemnification of Directors and Officers

(a) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article VI of the Company’s Certificate of Incorporation includes limitations on the liability of officers and directors to the corporation and its shareholders to the fullest extent permitted by New Jersey law.

(b) Indemnification of Directors, Officers, Employees and Agents. Under Article VI of its Certificate of Incorporation, the Company must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

(c) Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

ITEM 7	Exemption from Registration Claimed

Not applicable.

ITEM 8	Exhibits

5	Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities.

23.1	Consent of KPMG LLP.

23.2	Consent of Pitney, Hardin, Kipp & Szuch, LLP (contained in its opinion letter).

24	Power of Attorney for Directors and Executive Officers.

ITEM 9	Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Gladstone, State of New Jersey, on April 23, 2002.

PEAPACK-GLADSTONE FINANCIAL CORPORATION By: /s/ FRANK A. KISSEL —————————————— Frank A. Kissel Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/	FRANK A. KISSEL —————————— Frank A. Kissel	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2002

/s/	ARTHUR F. BIRMINGHAM —————————— Arthur F. Birmingham	Executive Vice President and Chief Financial Officer	April 23, 2002

/s/	ANTHONY J. CONSI, II —————————— Anthony J. Consi, II	Director	April 23, 2002

/s/	PAMELA HILL —————————— Pamela Hill	Director	April 23, 2002

/s/	T. LEONARD HILL —————————— T. Leonard Hill	Director	April 23, 2002

/s/	—————————— John D. Kissel	Director	April __, 2002

/s/	JAMES R. LAMB —————————— James R. Lamb	Director	April 23, 2002

/s/	—————————— George R. Layton	Director	April __, 2002

/s/	EDWARD A. MERTON —————————— Edward A. Merton	Director	April 23, 2002

/s/	—————————— F. Duffield Meyercord	Director	April __, 2002

/s/	JOHN R. MULCAHY —————————— John R. Mulcahy	Director	April 23, 2002

/s/	ROBERT M. ROGERS —————————— Robert M. Rogers	President, Chief Operating Officer and Director	April 23, 2002

/s/	PHILIP W. SMITH III —————————— Philip w. Smith III	Director	April 23, 2002

/s/	CRAIG C. SPENGENMAN —————————— Craig C. Spengeman	Director	April 23, 2002

/s/	JACK D. STINE —————————— Jack D. Stine	Director	April 23, 2002

INDEX TO EXHIBITS

Exhibit 5	Opinion Letter of Pitney, Hardin, Kipp & Szuch, LLP regarding legality of securities.

Exhibit 23.1	Consent of KPMG LLP.

Exhibit 23.2	Consent of Pitney, Hardin, Kipp & Szuch, LLP (contained in the opinion included as Exhibit 5).

Exhibit 24	Power of Attorney for Directors and Executive Officers.